EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Empire Financial Holding Company of our report, dated March 11, 2005, on our audit of the consolidated financial statements of Empire Financial a Holding Company and Subsidiaries for the year ended December 31, 2004, which report is included in the Annual Report on Form 10-KSB/A of Empire Financial Holding Company and Subsidiaries for the year ended December 31, 2005. We also consent to the reference to our Form under the caption “Experts.”

Sweeney, Gates & Co.

Ft. Lauderdale, Florida

August 18,2006